DUFF & PHELPS ENTERS INTO GLOBAL ALLIANCE WITH WORLD TAX SERVICE AND ACQUIRES US MEMBER

NEW YORK, July 16, 2008 - Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has entered into a global alliance with World Tax Service (WTS Alliance) and acquired the US Alliance Member, World Tax Service US (WTS-US). Financial terms of the transaction were not disclosed.

WTS Alliance was formed in 2003 by WTS AG, one of the leading German tax consultancy firms. WTS Alliance has global operations through its 16 alliance members and extensive network of cooperating firms. WTS Alliance focuses principally on transaction tax support for investments and mergers and acquisitions, global financial services, transfer pricing and VAT advisory. Duff & Phelps and WTS AG look forward to deepening their relationship to serve the needs of their multinational clients.

Noah Gottdiener, Chairman and Chief Executive Officer of Duff & Phelps, said, “Through this acquisition and alliance with WTS, which is highly complementary to our existing service offerings, we are now able to provide transaction-related tax advice. This transaction further demonstrates our commitment to protecting, recovering and maximizing value for our clients.”

WTS-US has offices in New York, NY and Morristown, NJ. The firm’s services include international and domestic corporate tax structuring; M&A tax advisory; investment fund structuring and institutional investor representation; and related tax compliance services. WTS-US will go to market as Duff & Phelps WTS, LLC and operate within the Financial Advisory segment of Duff & Phelps. David Neuenhaus and Francis (Jay) Helverson, co-leaders of WTS-US, will serve as co-leaders of this new service line.

Dan Peters, Financial Advisory Segment Leader, said, “The alliance with WTS enhances our ability to provide transaction tax advice to our clients through an expanded network of global resources with deep knowledge of local tax laws.”

Francis (Jay) Helverson, Co-President of WTS-US, said, “We are excited to join a financial advisory services firm with such a strong reputation and integrated service offerings. Duff & Phelps provides an ideal growth platform to build a world-class tax advisory business to serve the global needs of our collective clients.”

Dr. Harald Treptow, CEO of WTS AG, said, “We are extremely excited about this combination of our strong, global tax group and one of the leading independent providers of financial advisory and investment banking services. This transaction should provide both companies’ clients with the highest quality level of service in the respective fields. We look forward to collaborating with Duff & Phelps and expanding our alliance.”

About Duff & Phelps

Duff & Phelps Corporation (NYSE: DUF) is a leading provider of independent financial advisory and investment banking services, supporting client needs principally in the areas of valuation, transactions, financial restructurings and disputes. With more than 1,100 employees serving clients worldwide through offices in North America, Europe and Asia, Duff & Phelps is committed to fulfilling its mission to protect, recover and maximize value for its clients. Investment banking services are provided by Duff & Phelps Securities, LLC. Duff & Phelps Securities, Ltd. is authorized and regulated by The Financial Services Authority. For more information visit www.duffandphelps.com.

About WTS Alliance

WTS Alliance is a professional cooperation of independent tax firms. WTS Alliance was formed in 2003 and has been constantly growing ever since. The mission of WTS Alliance is to provide its clients with a globally-integrated suite of tax services, including international tax planning, cross-border and domestic M&A, financial advisory services, transfer pricing, corporate tax compliance, expatriate taxation, real estate services and international VAT and GST consulting. For more information visit www.wts-alliance.com.

About WTS AG

WTS AG is a rapidly expanding German tax consulting firm headquartered in Munich, and with offices in five other German cities. As the leading independent German tax firm, WTS AG brings to the market the full range of tax services that are essential to the success of its multinational clients. With its sole focus being the delivery of superior tax services, WTS AG avoids the conflicts often encountered by firms that provide audit services. For more information visit www.wts.de.

Media and Investor Relations Contact:

Marty Dauer
Duff & Phelps
(212) 871-7700
investor.relations@duffandphelps.com